UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Boards of Directors of the registrant and its principal operating subsidiary, Nortel Networks Limited (“NNL”) approved the appointment of George Riedel as Chief Strategy Officer and President—Business Units effective April 12, 2010. Mr. Riedel will remain an employee of Nortel Networks Inc. (“NNI,” and together with the registrant and NNL, “Nortel”)) and NNI will enter into an employment agreement (the “Agreement”) with Mr. Riedel with certain elements subject to approval by the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Pursuant to the Agreement, effective April 12, 2010, Mr. Riedel’s annual base salary will be $600,000 (all dollar amounts described herein in U.S. dollars). Additionally, Mr. Riedel will be a participant in the Nortel Networks Limited Annual Incentive Plan (the “AIP”) and will continue to have an annual target award under the AIP of 100% of his salary. The Agreement also provides for the immediate vesting and payment of Mr. Riedel’s Third Bonus Award under the Nortel Networks Corporation Key Executive Incentive Plan. This vesting and payment is subject to Bankruptcy Court approval; a similar payment was previously approved by the Bankruptcy Court for other Nortel executives. Finally, Mr. Riedel’s Agreement provides for a Special Incentive Bonus of up to $3.47 million, subject to Mr. Riedel’s continued employment with NNI until January 1, 2011 (or such later date as described below) and the achievement of certain performance goals by no later than March 15, 2012. $600,000 of the Special Incentive Bonus will be earned upon the occurrence of either (i) the closing of a sale of all or substantially all of Nortel’s IP assets or (ii) the substantial implementation of an alternative business strategy for monetizing Nortel’s IP assets. $2.87 million of the Special Incentive Bonus will be earned to the extent Nortel realizes certain dollar amounts in regard of Nortel’s IP assets through the sale and/or monetization process described above with the bonus amount being directly proportionate to the dollar amount realized by Nortel. Payment of any portion of the Special Incentive Bonus will be made on or after January 1, 2011, but no later than March 15, 2012. Implementation of the Special Incentive Bonus is subject to Bankruptcy Court approval.

The Agreement provides that Mr. Riedel’s employment with NNI will be terminated by NNI on, but not prior to, January 1, 2011, unless NNI’s Principal Officer, together with Ernst & Young Inc. as the Monitor appointed under the Companies’ Creditors Arrangement Act, in consultation with the Unsecured Creditors Committee and the Ad Hoc Bondholder group, elects to continue Mr. Riedel’s employment beyond January 1, 2011, in which case Mr. Riedel will be entitled to continue to receive the same base salary and AIP arrangement described above. NNI’s termination of Mr. Riedel’s employment on or after January 1, 2011 other than for Cause (as defined in the Agreement) will not affect his eligibility to receive the Special Incentive Bonus on the terms described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: April 16, 2010